EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports First Quarter Fiscal 2013 Results;
Begins European Restructuring

RACINE, WI, August 7, 2012 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the first quarter ended June 30, 2012.  Highlights versus the same period last year include:

•	Sales of $350.4 million, down 16.2 percent;
•	Gross margin of 14.7 percent, down 200 basis points;
•	Operating income of $3.9 million, including $4.5 million of restructuring charges;
•	Net loss of $1.2 million, down $13.8 million; and
•	Diluted loss per share of $0.03, including restructuring charges of approximately $0.10 per share.

“As expected, our revenues and earnings were down during the quarter as we continued to see softness in our end markets and experience the negative currency impact from the stronger U.S. dollar,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “In addition, we recorded $4.5 million in restructuring charges during the quarter, primarily related to headcount reductions in Europe.”

First Quarter Financial Results

Net sales in the first quarter of fiscal 2013 decreased $67.5 million, or 16.2 percent, from the first quarter of fiscal 2012.  Excluding the impact of foreign currency translation, net sales decreased 10.5 percent from the prior year.  As expected, sales in Europe, South America and Asia continued to be impacted by weakening end market demand.  Gross profit decreased 26.1 percent, or $18.2 million, resulting in a gross margin of 14.7 percent, down 200 basis points from the prior year.  The decrease was largely due to lower sales volume.  Selling, general and administrative (SG&A) expense decreased $6.4 million or 12.9 percent, primarily due to lower compensation-related expense and foreign currency translation.  Operating income decreased $16.4 million to $3.9 million, as a result of lower gross profit and European restructuring charges, partially offset by lower SG&A expense.  The net loss attributable to Modine of $1.2 million represents a $13.8 million decrease from net earnings of $12.6 million for the same period last year.  This represents a diluted loss per share of $0.03, including restructuring charges of approximately $0.10 per share, down $0.30 from the first quarter of fiscal 2012, or $0.20 excluding restructuring charges.

Net debt was $140.5 million at the end of the quarter, an increase of $7.6 million from the end of fiscal 2012, including $43.2 million of cash on hand at the end of the quarter.

First Quarter Segment Results

North America segment sales decreased 1.9 percent to $153.6 million, compared to $156.6 million one year ago.  The decrease was driven primarily by the wind down of military and automotive programs, partially offset by increased sales to commercial vehicle and off-highway customers.  Gross margin improved by 100 basis points to 15.4 percent, driven primarily by lower material costs and improved plant performance.  Operating income increased $3.0 million or 28.0 percent to $13.8 million compared to the prior year, due to higher gross profit and lower SG&A expense.  SG&A expense was lower mainly due to lower pension and warranty expense and higher prototype and testing expense recoveries.

Europe segment sales decreased 24.8 percent to $125.4 million, compared to $166.8 million in the prior year.  Excluding the impact of foreign currency translation, sales decreased 15.6 percent from the prior year.  The decrease in sales is primarily due to the continued wind down of the automotive module business.  In addition, the slowdown in demand in the European commercial vehicle market has caused delays in launches of commercial vehicle programs.  The segment posted a $0.2 million operating loss during the quarter compared to $11.6 million of operating income in the prior year.  The decrease was due to lower gross profit on the lower sales volume, and the recording of $4.5 million in restructuring charges related to headcount reductions at the regional headquarters.

South America segment sales decreased 35.0 percent to $31.2 million, compared to $47.9 million one year ago.  Excluding the impact of foreign currency translation, sales decreased 20.2 percent from the prior year.  The decrease in sales was due to the continued weakness in the commercial vehicle market following the pre-buy ahead of the January 1, 2012 change in emissions standards, along with lower sales in the aftermarket business due to local market conditions.  Operating income of $0.7 million was lower than the prior year by $2.5 million on the lower sales volumes.

Asia segment sales decreased 25.7 percent to $15.8 million, compared to $21.3 million one year ago.  This reflects an expected decrease in non-strategic vehicular HVAC and automotive module sales along with lower sales to off-highway customers as market demand in the construction equipment market in China continues to be weak.  Operating income decreased $3.1 million to a loss of $2.3 million compared to income of $0.8 million in the prior year, as a result of lower gross profit on the lower sales volume.

Commercial Products segment sales decreased 11.7 percent to $30.1 million compared to $34.1 million one year ago, primarily due to weak economic conditions in the United Kingdom, including a slowdown in construction activity in London ahead of the Olympics.  Operating income decreased $2.4 million from the prior year to $1.0 million due to lower gross profit on the lower sales volume.

Outlook

“Our results during the quarter were impacted by continued weak end markets around the globe and the impact of the stronger U.S. dollar,” Burke commented.  “We expect these conditions to continue through the second quarter, but our full year forecast also anticipates improvements in the second half of our fiscal year, particularly in China and Brazil.  As a result of these market expectations, along with launch activity and other strategic initiatives, we are maintaining our full year guidance at this time.”

The company has the following expectations for fiscal 2013, excluding European restructuring charges:

•	Year-over-year sales down 5 to 10 percent, including approximately $80 million of planned program reductions;
•	Operating income margin in the range of 3.5 to 4 percent; and
•	Earnings per diluted share of $0.60 to $0.70.

“While we recognize the critical importance of economic recovery and are monitoring our markets closely, we are also addressing things within our control,” Burke commented.  “We are focused on controlling our costs, successfully implementing our restructuring program in Europe, and effectively managing our launch activity, which will lead to over $250 million in net new business over the next three years.  I am confident that we have the right leadership team in place and remain on track to successfully execute our growth strategies.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Tuesday, August 7, 2012 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2013 first quarter results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 866.788.0541 (international dial-in 857.350.1679); access code 90929703.  Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and the slides will be available on the Investor Relations section of the Modine website at www.modine.com after August 7, 2012.  A call-in replay will be available through midnight on August 14, 2012, at 888.286.8010, (international replay 617.801.6888); access code 82305445.  The company will furnish a transcript of the call to the U.S. Securities Exchange Commission, and post it on to the company's website, after August 10, 2012.

About Modine

Modine, with fiscal 2012 revenues of $1.6 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets.  Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  The company employs approximately 6,700 people at 30 facilities worldwide in 16 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, including the information provided under "Outlook," accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2012 and under Forward-Looking Statements in Item 7 of Part II of that same report.  Other risks and uncertainties include, but are not limited to, the following: operational inefficiencies as a result of program launches and product transfers; uncertainties regarding the costs and benefits of Modine’s European restructuring program; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro and Brazilian real relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, and restrictions associated with importing and exporting and foreign ownership, and in particular the recent slowing of certain markets in China and Brazil and the economic uncertainties in the European Union; the impact on Modine of increases in commodity prices, particularly aluminum and copper, and its ability to pass these prices on to customers and/or successfully hedge associated risk; Modine's continued ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; the possibility that other or more significant issues may be identified in the ongoing assessment of errors in applying value added tax in the Original Equipment - Europe segment; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to judge liquidity.  These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.  The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition - Net debt

The sum of short- and long-term debt, less cash on hand.  This is an indicator of the company's debt position after considering on hand cash balances.

Definition - Free cash flow

The sum of net cash provided by (used for) operating and investing.  This is a liquidity measure of the cash available after funding ongoing operations and capital expenditures.

- Financial tables follow –

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

(In thousands, except per share amounts)

	Three months ended June 30,
	2012	2011 *
Net sales	$350,376	$417,863
Cost of sales	298,791	348,061
Gross profit	51,585	69,802
Selling, general and administrative expenses	43,224	49,601
Restructuring expense (income)	4,490	(57)
Operating income	3,871	20,258
Interest expense	3,039	2,990
Other income - net	(166)	(339)
Earnings from continuing operations before income taxes	998	17,607
Provision for income taxes	2,053	5,041
(Loss) earnings from continuing operations	(1,055)	12,566
Earnings from discontinued operations (net of income taxes)	177	-
Net (loss) earnings	(878)	12,566
Less: Net earnings (loss) attributable to noncontrolling interest	301	(9)
Net (loss) earnings attributable to Modine Manufacturing Company	$(1,179)	$12,575

(Loss) earnings from continuing operations attributable to Modine common shareholders:
Basic	$(0.03)	$0.27
Diluted	$(0.03)	$0.27

Net (loss) earnings attributable to Modine common shareholders:
Basic	$(0.03)	$0.27
Diluted	$(0.03)	$0.27

Weighted average shares outstanding:
Basic	46,546	46,361
Diluted	46,546	46,980

Comprehensive (loss) income, which represents net (loss) earnings adjusted by the post-tax change in foreign-currency translation, cash flow hedges and change in benefit plan adjustment recorded in shareholders' equity, for the three month periods ended June 30, 2012 and 2011, were ($18,421) and $19,678, respectively.

*
Prior period results have been revised to reflect the correction of errors identified in fiscal 2012 which were immaterial to prior periods, but too significant to correct in the fourth quarter of fiscal 2012.

Condensed consolidated balance sheets (unaudited)

		(In thousands)
	June 30, 2012	March 31, 2012
Assets
Cash and cash equivalents	$43,190	$31,445
Trade receivables - net	190,057	216,103
Inventories	125,578	120,819
Other current assets	63,465	59,164
Total current assets	422,290	427,531
Property, plant and equipment - net	394,559	412,059
Other noncurrent assets	51,647	53,871
Total assets	$868,496	$893,461

Liabilities and equity
Debt due within one year	$22,103	$22,389
Accounts payable	140,066	156,907
Other current liabilities	113,203	118,255
Total current liabilities	275,372	297,551
Long-term debt	161,553	141,892
Deferred income taxes	11,906	12,297
Other noncurrent liabilities	110,880	115,589
Total liabilities	559,711	567,329
Total equity	308,785	326,132
Total liabilities & equity	$868,496	$893,461

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

		(In thousands)
Three months ended June 30,	2012	2011 *

Cash flows from operating activities:
Net (loss) earnings	$(878)	$12,566
Adjustments to reconcile net (loss) earnings with net cash provided by (used for) operating activities:
Depreciation and amortization	14,049	14,952
Other - net	4,074	2,487
Net changes in operating assets and liabilities	(12,470)	(44,004)
Net cash provided by (used for) operating activities	4,775	(13,999)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(11,734)	(12,644)
Proceeds from dispositions of assets	85	761
Settlement of derivative contracts	(779)	269
Other- net	163	172
Net cash used for investing activities	(12,265)	(11,442)

Cash flows from financing activities:
Net increase in debt	20,333	39,499
Other - net	(204)	839
Net cash provided by financing activities	20,129	40,338

Effect of exchange rate changes on cash	(894)	501

Net increase in cash and cash equivalents	11,745	15,398

Cash and cash equivalents at beginning of period	31,445	32,930

Cash and cash equivalents at end of period	$43,190	$48,328

Condensed segment operating results (unaudited)

		(In thousands)

	Three months ended June 30,
	2012	2011 *
Sales:
Original Equipment - Asia	$15,791	$21,265
Original Equipment - Europe	125,448	166,842
Original Equipment - North America	153,626	156,635
South America	31,151	47,921
Commercial Products	30,141	34,148
Segment sales	356,157	426,811
Corporate and administrative	179	103
Eliminations	(5,960)	(9,051)
Total net sales	$350,376	$417,863

Operating (loss)/income:
Original Equipment - Asia	$(2,262)	$813
Original Equipment - Europe	(186)	11,607
Original Equipment - North America	13,848	10,819
South America	707	3,190
Commercial Products	999	3,371
Segment operating income	13,106	29,800
Corporate and administrative	(9,257)	(9,592)
Eliminations	22	50
Operating income	$3,871	$20,258

*
Prior period results have been revised to reflect the correction of errors identified in fiscal 2012 which were immaterial to prior periods, but too significant to correct in the fourth quarter of fiscal 2012.

Modine Manufacturing Company
Net debt (unaudited)

(In thousands)

	June 30, 2012	March 31, 2012
Debt due within one year	$22,103	$22,389
Long-term debt	161,553	141,892
Total debt	183,656	164,281

Less: cash and cash equivalents	43,190	31,445
Net debt	$140,466	$132,836

Free cash flow (unaudited)

(In thousands)

	Three months ended June 30,
	2012	2011
Net cash provided by (used for) operating activities	$4,775	$(13,999)
Net cash used for investing activities	(12,265)	(11,442)
Free cash flow	$(7,490)	$(25,441)

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com